Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Post-Effective Amendment No. 2 to the Registration Statement (Form S-1 No. 333-228126) and related Prospectus of Equitrans Midstream Corporation for the registration of 1,000,000 shares of its common stock and to the incorporation by reference therein of our report dated February 27, 2020, with respect to the financial statements of Mountain Valley Pipeline, LLC - Series A, included in Equitrans Midstream Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

April 28, 2020